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PROSPECTUS DATED AUGUST 22, 1996                    PRICING SUPPLEMENT NO. 2 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-34149
DATED OCTOBER 23, 1997                                         OCTOBER 23, 1997
                                                                 RULE 424(b)(3)

                     Donaldson, Lufkin & Jenrette, Inc.
                            MEDIUM-TERM NOTES
               	Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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
Principal Amount:           $100,000,000           Optional Conversion:           N/A

Price to Public:            99.81635%              Notice Date:                   N/A
Underwriting Discount        0.50000%
Proceeds to Issuer:         99.31635%              Conversion Date:               N/A

Settlement Date             October 28, 1997       Interest Rate:                 N/A
(Original Iissue Date):

Specified Currency:         US Dollars             Day Count:                     N/A

Maturity Date:              October 29, 2007       Interest Payment Dates:        N/A

Interest Rate:              3 M Libor + 37.5 bp    First Payment:                 N/A
  First Coupon:             5.69583% + 37.5 bp
  Last Coupon:              1 M Libor + 37.5 bp    Optional Repayment Date:       Non-Call / Life

Day Count:                  Actual/360             Initial Redemption Date:       N/A

Interest Payment Dates:     Quarterly              Initial Redemption Percentage: N/A
                            3rd Wednesday of
                            Mar, Jun, Sep, Dec     Annual Redemption              N/A
                                                   Percentage Reduction:
Interest Reset Date:        2 Business dyas prior
                            to interest payment    Book Entry Note or             B/E
                            date                   Certificated Note:

First Payment:              December 17, 1997      Total Amount of OID:           $ 183,650

                                                   CUSIP:                         25766CAJ3
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION